UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

February 27, 2008

Date of Report (date of earliest event reported)

SENORX, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-33382	33-0787406
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

11 Columbia, Suite A, Aliso Viejo, California 92656

(Address of principal executive offices)

(949) 362-4800

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Upon recommendations from the Compensation Committee of our Board of Directors, and confirmation of such recommendations by the Board of Directors and formal approval by the Compensation Committee that occurred on February 27, 2008, the annual compensation for our Executive Officers was amended as follows:

Name	Position	Salary (1)	2008 Cash Bonus Plan (2)	Total Cash Compensation (3)	Stock Option Grants – Shares (4)
Lloyd H. Malchow	President and Chief Executive Officer	$334,460	47.6%	$493,663	53,707
Kevin J. Cousins	Vice President of Finance and Chief Financial Officer	$228,800	35.7%	$310,482	25,995
William F. Gearhart	Vice President of Sales and Marketing	$242,198	35.7%	$328,663	25,183
Paul Lubock	Chief Technical Officer	$239,327	35.7%	$324,767	23,020
Eben S. Gordon	Vice President of Regulatory Affairs and Quality Assurance	$179,716	35.7%	$243,875	29,098

(1)	All salary amounts are retroactive to January 1, 2008 and are based on a percentage increase over 2007 base salaries ranging from 4% to 8%.

(2)	Bonus amounts are calculated as a percentage of salary. The percentages listed on the table for each Executive Officer reflect maximum available payouts under the 2008 Cash Bonus Plan. The actual payouts under the 2008 Cash Bonus Plan will range between zero and the maximum amounts provided for in the table above, based on the achievement or overachievement of certain target goals, comprising of gross revenue and operating result components. To the extent Executive Officers are eligible to receive a bonus under the 2008 Cash Bonus Plan, such bonuses will be paid following the audit of our financial statements for the 2008 fiscal year.

(3)	The amount represents the target for total cash compensation, including salary and maximum payout under the 2008 Cash Bonus Plan.

(4)

The stock options were granted pursuant to our 2006 Equity Incentive Plan and shall vest over four (4) years from the vesting commencement date of February 27, 2008, with 1/48th of the shares vesting on March 31, 2008 and an additional 1/48th of the shares vesting each month thereafter, subject to optionee continuing to be a service provider on each such date. The strike price of each option was $8.30 per share, the closing sale price of our Common Stock on February 27, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENORX, INC.

Date:	March 4, 2008	By:	/s/ Kevin J. Cousins
Kevin J. Cousins
Chief Financial Officer, Vice President, Finance